Exhibit (c)(13)

CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com Project Apple Presentation to Special Committee February 25, 2016 Confidential HOULIHAN LOKEY

Transaction Overview

Background AMY (or the Target) is a residential mortgage REIT externally managed by ARM Manager, an indirect subsidiary of Apollo Global Management AMY invests, on a levered basis, in residential mortgage assets, including agency MBS and nonagency MBS (among other mortgage assets) AMY has total assets of just under $3.7bn (which are primarily carried at estimated fair value) funded by repurchase agreements as well as $173mm of 8.0% cumulative preferred and $522mm of common equity AMY currently trades at $10.14 per share or approximately 0.62x of 12/31/15 estimated book value and has traded below book value since May 13, 2013 ARROW (or the Acquiror) is a commercial mortgage REIT externally managed by ACREFI Management, an indirect subsidiary of Apollo Global Management ARROW originates, acquires, invests in and manages performing commercial first mortgages, subordinate financings and CMBS (among other debt investments) ARROW has total assets of just over $2.7bn funded by repurchase agreements and senior debt as well as $286mm of cumulative preferred and $1.1bn of common equity ARROW currently trades at $16.93 per share or approximately 1.04x of 12/31/15 book value Transaction Overview HOULIHAN LOKEY 2 AMY ARROW ATLAS ATLAS is an $80bn asset life insurance holding company primarily focused on issuing or reinsuring fixed and indexed annuitiesATLAS is affiliated with Apollo Capital Management Source: Public filings, AMY preliminary Form 10-K, SNL Financial, Capital IQ Note: Financial data as of December 31, 2015; market data as of February 25, 2016

Transaction Overview

Transaction Overview

Description

- Acquisition by ARROW of 100% of AMY's outstanding common stock for 0.8925x common book value (the "Common Merger Consideration"), which represents a 44.3% premium [(1)] to AMY's February 25, 2016 closing stock price of $10.14 per share
- The Common Merger Consideration will consist of approximately 13.4 million newly issued shares of ARROW common stock valued at $16.75 per share (1.03x December 31, 2015 common book value) (a 1.1% discount to ARROW's February 25, 2016 closing stock price) with the balance paid in cash
- ARROW will also assume AMY's outstanding 8.0% Series A Cumulative Redeemable Preferred Stock
- Upon completion of the transaction, ARROW plans an orderly liquidation / sale of AMY's assets such that the transaction effectively serves as a synthetic capital raise for ARROW on terms that are more attractive than a regular way follow-on capital offering (equity and preferred)
  - The acquisition does not represent a change in strategy to include residential mortgage assets
- As part of the transaction, ARROW will enter into an agreement with ATLAS pursuant to which ATLAS will initially fund (via loan) and subsequently acquire (for cash) the majority of AMY's non-agency mortgage assets (representing $1.26bn or 34.5% of AMY's total assets)
  - The ATLAS agreement both reduces ARROW's total risk exposure and removes a key financing contingency as part of the transaction

Sources ($MM)		Uses ($MM)	
ARROW Common Stock [(2)]	$224	Purchase of AMY Common [(3)]	$466
Acquisition Financing	200		
Excess Cash	42		
Sub Total	**$466**	**Sub Total**	**$466**
Assumption of Preferred Stock	173	Preferred Stock	173
Total	**$639**	**Total**	**$639**

Source: Public filings, AMY preliminary Form 10-K, SNL Financial, Capital IQ
Note: Financial data as of December 31, 2015; market data as of February 25, 2016
(1) Based on AMY 12/31/15 common book value per share of $16.40
(2) Based on ARROW 13.4mm common shares multiplied by $16.75 per share
(3) 0.8925x AMY 12/31/15 common book value of $522.4mm

HOULIHAN LOKEY | 3

Transaction Overview AMY Selected Transaction Terms HOULIHAN LOKEY 4 Source: Draft, dated February 25, 2016, of Agreement and Plan of Merger Structure ? Merger of wholly owned subsidiary of ARROW with and into AMY and subsequent merger of AMY with and into ARROW Merger Consideration ? 0.8925x of common book value, as of Pricing Date, for AMY common stock ? Consideration consisting of 13.4 million newly issued shares of ARROW common stock valued at $16.75 (1.03x book value as of 12/31/15), with balance of consideration, or approximately $241.8mm using AMY?s 12/31/15 balance sheet (subject to change as of the Pricing Date), payable in cash Pricing Date ? As of the Pricing Date, AMY common book value will be determined based on the most recent month-end in accordance with typical quarter-end accounting procedures and subsequently adjusted for intra-month price changes ? No common dividends may be declared or paid following the Pricing Date except: ? A special dividend reasonably believed by AMY?s board of directors to be necessary to maintain its REIT status (which, if paid, would reduce the cash portion of the Common Merger Consideration on a dollar-for-dollar basis) Risk Mitigation ? Mutually consider various hedging strategies to limit volatility of market value of selected assets, primarily focused on agency portfolio, from Pricing Date through closing date Repurchase Agreements ? Mutually agree upon strategy to consolidate MRAs with selected list of counterparties, arrange for payoff of MRAs relating to selected nonagency assets, including arranging for repo termination dates to be coordinated with closing date Go-Shop Provision ? 35-day ?go-shop? period following signing during which AMY will be permitted to solicit alternative acquisition proposals Certain Required Approvals ? Majority of AMY common stockholders (excluding Manager and other Apollo-affiliated shareholders) ? No vote of AMY preferred stockholders required ? Not subject to vote of ARROW common shareholders Break-up Fees ? $7.5mm if alternative acquisition proposal is received during go-shop period ? $12.0mm if alternative acquisition proposal is received after the go-shop period Outside Date ? Six months after signing, subject to one two-month extension

AMY Overview

0 1,000 2,000 3,000 4,000 5,000 $9.00 $13.00 $17.00 $21.00 $25.00 Feb-13 May-13 Aug-13 Nov-13 Feb-14 May-14 Aug-14 Nov-14 Feb-15 May-15 Aug-15 Nov-15 Feb-16 Volume (000s) Closing Stock Price ($) AMY Overview AMY Historical Trading Data Overview AMY Stock Price Source: AMY public filings, SNL Financial, Capital IQ Note: Market data as of February 25, 2016 $10.14 HOULIHAN LOKEY 6 Current (02-25-2016) $10.14 Stock Price 3-Year 1-Year 30-Day High (intraday) $22.95 $16.50 $10.95 Mean 15.82 13.87 10.25 Low (intraday) 9.57 9.57 9.57 Avg. Daily Volume 349,025 250,693 304,263

10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 0.50x 0.60x 0.70x 0.80x 0.90x 1.00x AMY Overview AMY Historical Trading Data Overview (con?t) HOULIHAN LOKEY 7 AMY Dividend Yield (%) (2) AMY Price / Book Value (1) AMY has traded at a discount to book value since May 13, 2013 0.59x 18.9% Source: AMY public filings, SNL Financial, Capital IQ Note: Financial data as of September 30, 2015; market data as of February 25, 2016 (1) Closing price / reported common book value per share; AMY has not publicly reported 12/31/15 common book value per share as of 2/25/16 (2) Latest dividend per share annualized / last closing price Current Price / Book (02-25-2016) 0.59x Price / Book 3-Year 1-Year High (intraday) 1.07x 0.86x Mean 0.82 0.75 Low (intraday) 0.56 0.56 Current Div. Yield (02-25-2016) 18.9% Dividend Yield 3-Year 1-Year High 19.9% 19.9% Mean 12.6% 14.1% Low 9.2% 11.3% Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Aug-15 Sep-15 oct-15 Nov-15 Dec-15 Jan-16 Feb-16

0.59x 0.76x 0.91x 0.69x 0.63x 0.88x 0.80x 0.83x 0.65x 0.71x 0.63x 0.75x 0.86x 0.69x 0.64x 0.75x 0.81x 0.82x 0.76x 0.00x 0.20x 0.40x 0.60x 0.80x 1.00x AMY TWO MFA MTGE MITT NLY AGNC CIM IVR HTS PMT RWT CMO ARR NYMT ANH WMC DX ZFC 18.9% 13.5% 11.8% 11.8% 16.4% 11.8% 13.3% 14.8% 14.4% 13.2% 14.8% 10.1% 10.6% 20.5% 23.1% 12.8% 21.5% 15.3% 11.6% 0.0% 6.0% 12.0% 18.0% 24.0% 30.0% AMY TWO MFA MTGE MITT NLY AGNC CIM IVR HTS PMT RWT CMO ARR NYMT ANH WMC DX ZFC Price / Book Value and Dividend Yields Selected Residential Mortgage REITs AMY Overview HOULIHAN LOKEY 8 Price / Book Value (1) Dividend Yield (3) Tier 1 Tier 2 Tier 1 Tier 2 Source: Public filings, SNL Financial, Capital IQ Note: Financial data as of most recent date publicly available; market data as of February 25, 2016 (1) Price per share / most recent reported common book value per share (2) AMY has not publicly reported 12/31/15 common book value per share as of 2/25/16 (3) Latest dividend per share annualized / last closing price Averages Tier 1 0.75x Tier 1 & 2 0.75x Averages Tier 1 13.4% Tier 1 & 2 14.5% (2)

AMY Overview

Estimated AMY Allocated Balance Sheet
Illustrative

- For illustrative purposes, set forth below is AMY's estimated balance sheet allocated by major asset class as of December 31, 2015

Illustrative				AMY Retained			
$ millions	1 AMY 12/31/15 [(1)]	2 Less ATLAS Assets	3 AMY Pro Forma Acquired Assets [(1)]	4 Securitized Loans	5 Agency	6 Other Mortgage	7 Corporate
Total cash	$203.8		$203.8				$203.8
Investments							
Residential mortgage-backed securities	3,061.6	(1,197.2)	1,864.4		1,864.4		
SBO IOs	2.9		2.9			2.9	
SBCMBS	64.6	(64.6)	-				
STACR	47.2		47.2			47.2	
CAS	51.4		51.4			51.4	
Securitized mortgage loans	167.6		167.6	167.6			
Seller financing	45.2		45.2			45.2	
Total investments	**$3,440.6**	**($1,261.8)**	**$2,178.8**	**$167.6**	**$1,864.4**	**$146.8**	**$0.0**
Other assets	18.6		18.6				18.6
Total assets	**$3,663.0**	**($1,261.8)**	**$2,401.2**	**$167.6**	**$1,864.4**	**$146.8**	**$222.4**
Borrowings under repurchase agreements	$2,898.3	($1,012.2)	1,886.1	$90.3	$1,719.5	$76.4	
Other debt	19.0		19.0	19.0			
Other liabilities	50.9		50.9				50.9
Total liabilities	**$2,968.2**	**($1,012.2)**	**$1,956.0**	**$109.2**	**$1,719.5**	**$76.4**	**$50.9**
Preferred stock	$172.5		$172.5				$172.5
Common equity	522.4	(249.6)	272.7	58.4	144.9	70.4	(1.0)
Total equity	**$694.9**	**($249.6)**	**$445.2**	**$58.4**	**$144.9**	**$70.4**	**$171.5**
Total liabilities and equity	**$3,663.0**	**($1,261.8)**	**$2,401.2**	**$167.6**	**$1,864.4**	**$146.8**	**$222.4**
Total equity / total assets	19.0%	19.8%	18.5%	34.8%	7.8%	48.0%	77.1%
Debt / common equity	5.6x	NM	7.0x	1.9x	11.9x	1.1x	NM

Source: AMY preliminary Form 10-K
Note: Financial data as of December 31, 2015
Note: "NM" means Not Meaningful
(1) Carrying value of assets, excludes purchase discount

HOULIHAN LOKEY | 9

AMY Portfolio Overview

AMY Portfolio Overview

AMY Asset and Broker Quote Overview

Type	Count	Face ($mm)	WAvg Issue Date	WAvg Coupon (%)	Avg Broker Price (%)	Broker MV ($mm)	% of Total Broker MV	Avg Position Size (MV, $mm)
Agency Pass-throughs	63	$ 1,709.6	Sep-14	3.6	105.3	$ 1,800.2	51.7%	$ 28.6
Agency Derivatives	19	603.5	Nov-13	3.1	10.6	64.1	1.8%	3.4
Agency Derivatives - TBAs (1)	1	100.0	N/A	3.5	103.2	103.2	3.0%	103.2
Agency Sub-Total	**83**	**$ 2,413.1**	**Aug-14**	**3.6**	**81.5**	**$ 1,967.6**	**56.5%**	**$ 23.7**
Non-Agency RMBS	220	1,395.9	Nov-06	1.7	85.8	1,197.2	34.4%	5.4
SBO IOs	1	27.5	Sep-15	2.3	10.6	2.9	0.1%	2.9
SBCMBS	7	76.3	Jan-07	1.0	84.7	64.6	1.9%	9.2
STACR	6	48.5	May-14	3.8	97.3	47.2	1.4%	7.9
CAS	3	55.3	Dec-14	4.0	93.0	51.4	1.5%	17.1
Non-Agency Securitization (2)	4	180.4	Feb-14	5.6	82.6	148.9	4.3%	37.2
Non-Agency Sub-Total	**241**	**$ 1,783.9**	**Feb-08**	**2.2**	**84.8**	**$ 1,512.3**	**43.5%**	**$ 6.3**
Total	**324**	**$ 4,197.0**	**Oct-11**	**3.0**	**82.9**	**$ 3,479.9**	**100.0%**	**$ 10.7**

Type	Count	Face ($mm)	Avg Broker Price (%)	Broker MV ($mm)	Avg Pricing Service Price (%)	Pricing Service MV ($mm)	Difference, Pricing Service to Broker	Average # of Quotes (by MV)
Agency Pass-throughs	63	$ 1,709.6	105.3	$ 1,800.2	105.7	$ 1,807.5	0.40%	2.5
Agency Derivatives	19	603.5	10.6	64.1	10.5	63.7	-0.69%	1.1
Agency Derivatives - TBAs (1)	1	100.0	103.2	103.2	103.4	103.4	0.17%	2.0
Agency Sub-Total	**83**	**$ 2,413.1**	**81.5**	**$ 1,967.6**	**81.8**	**$ 1,974.6**	**0.36%**	**2.4**
Non-Agency RMBS	220	1,395.9	85.8	1,197.2	86.0	1,200.9	0.31%	1.4
SBO IOs	1	27.5	10.6	2.9	10.5	2.9	-1.18%	1.0
SBCMBS	7	76.3	84.7	64.6	84.4	64.4	-0.40%	1.0
STACR	6	48.5	97.3	47.2	96.9	47.0	-0.45%	3.1
CAS	3	55.3	93.0	51.4	92.7	51.3	-0.31%	2.8
Non-Agency Securitization (2)	4	180.4	82.6	148.9	83.5	150.5	1.10%	1.0
Non-Agency Sub-Total	**241**	**$ 1,783.9**	**84.8**	**$ 1,512.3**	**85.0**	**$ 1,517.0**	**0.31%**	**1.4**
Total	**324**	**$ 4,197.0**	**82.9**	**$ 3,479.9**	**83.2**	**$ 3,491.6**	**0.34%**	**2.0**

Source: AMY pricing file as of December 31, 2015
Notes: Weighted averages are weighted by market value; "N/A" means not available
(1) TBA portfolio not carried in investments on GAAP balance sheet
(2) Non-agency Securitization shown at net carrying value, including debt financing in market value calculation

HOULIHAN LOKEY | 11

AMY Broker Quote & Pricing Vendor Volumes AMY Portfolio Overview HOULIHAN LOKEY 12 AMY generally receives more quotes on relatively liquid Agency Pass-throughs, STACR, and CAS assets Two largest sources for quotes are Broker-Dealer 1 and Broker-Dealer 2, both of which primarily provide quotes on Agency Pass-throughs Broker-Dealer 1 is a non-bank broker-dealer with specific trading expertise in Agencies Broker-Dealers 2, 3, 4 and 5 are large, money center banks with active fixed income trading desks MV Quoted per Broker, All Types Note: adds to more than total MV since many assets have multiple quotes Number of Quotes by Type (by MV) Source: AMY pricing file as of December 31, 2015 Note: Weighted averages are weighted by market value 0% 20% 40% 60% 80% 100% Agency Passthroughs Agency Derivatives Agency Derivatives—TBAs Non-Agency RMBS SBO IOs SBCMBS STACR CAS Non-Agency Securitization All Types 5 Quotes 4 Quotes 3 Quotes 2 Quotes 1 Quote $ 1,922mm $ 1,869mm $ 843mm $ 496mm $ 494mm $ 1,320mm B-D 1 B-D 2 B-D 3 B-D 4 B-D 5 Other

Pricing Service vs. Broker Quotes AMY Portfolio Overview HOULIHAN LOKEY 13 ? The chart below shows the difference between the third-party pricing service prices and the average of broker quotes, by asset type, grouped into ranges ? Ranges are negative (e.g., -1.0% to -0.5%, in red) when the pricing service price is lower than the average of broker quotes ? Note that each range is not the same width from maximum to minimum Source: AMY pricing file as of December 31, 2015 Note: Weighted averages are weighted by market value 0% 20% 40% 60% 80% 100% Agency Pass-throughs Non-Agency RMBS All Types &gt;= 3.0% 1.0% to 3.0% 0.5% to 1.0% 0.0% to 0.5% -0.5% to 0.0% -1.0% to -0.5% -3.0% to -1.0% &lt; -3.0% Difference Between Pricing Service and Average Broker Quote by Type (by MV) 80% between +/- 0.5% 47% between +/- 1.0% 65% between +/- 2.0% 77% between +/- 3.0%

Agency Pass-Through Sell Price vs. Prior Daily Price AMY Portfolio Overview HOULIHAN LOKEY 14 The scatter chart below shows the percentage changes from any Agency Pass-throughs prior day-end approximate price to the price that bonds were sold during that month from May through November 2015 The prior day-end approximate price was determined by: Calculating the percentage change in the price provided by the pricing service from the prior month-end to the price provided by the pricing service for the day prior to the trade, and Applying this percentage change to the prior month-ends final mark Negative numbers represent bonds that sold for less than their prior day-end price, while positive numbers represent bonds that sold for more than their prior day-end price Each bubble represents a trade, with the size of the bubble illustratively representing the trade market value (MV) All of the bubbles on the chart represent approximately $900 million of aggregate trade MV The line shows the average difference for each month, weighted by trade MV; the overall average difference was 0.06% markup Agency Pass-Throughs Prior Day-End Approximate Price to Sell Price Movement (by Trade MV) Source: AMY pricing files as of each month-end from April 30, 2015 through December 31, 2015; pricing service daily pricing emails Note: Some trades not included in month-end PM summary are excluded from these figures; no non-TBA securities were sold in December 2015

Other Securities Sell Price vs. Prior Daily Price AMY Portfolio Overview HOULIHAN LOKEY 15 The scatter chart below shows the percentage changes from any security other than Agency Pass-throughs prior day-end approximate price to the price that the bonds were sold during that month from May through November 2015 Non-Agency RMBS, Agency Derivatives, STACR, and CAS securities are included; TBAs are excluded The prior day-end approximate price was determined using the methodology on the previous slide Negative numbers represent bonds that sold for less than their prior day-end price, while positive numbers represent bonds that sold for more than their prior day-end price Each bubble represents a trade, with the size of the bubble illustratively representing the trade market value (MV) All of the bubbles on the chart represent approximately $270 million of aggregate trade MV The line shows the average difference for each month, weighted by trade MV; the overall average difference was 0.69% markup Other Securities Prior Day-End Approximate Price to Sell Price Movement (by Trade MV) Source: AMY pricing files as of each month-end from April 30, 2015 through December 31, 2015; pricing service daily pricing emails Note: Some trades not included in month-end PM summary are excluded from these figures; no non-TBA securities were sold in December 2015

AMY Financial Analysis

Summary Liquidation Bridge High Value Case Liquidation AMY Financial Analysis HOULIHAN LOKEY 17 Source: ARROW Management (1) Excludes any termination fee that may be payable upon termination / transfer of management agreement (1) 1.3% 1.4% 4.6% 100.0% 97.3% 92.7% 80.0% 82.0% 84.0% 86.0% 88.0% 90.0% 92.0% 94.0% 96.0% 98.0% 100.0% Book Value of Common Equity (12/31/15) Liquidation Costs of Assets and Liabilities, excluding ATLAS assets Discount on ATLAS Assets Est. Liquidation Value before Adjustments / Expenses Transaction-Related Adjustments / Expenses Est. Net Liquidation Value

Summary Liquidation Bridge Low Value Case Liquidation AMY Financial Analysis HOULIHAN LOKEY 18 Source: ARROW Management (1) Excludes any termination fee that may be payable upon termination / transfer of management agreement 3.3% 1.4% 6.2% 100.0% 95.3% 89.1% 80.0% 82.0% 84.0% 86.0% 88.0% 90.0% 92.0% 94.0% 96.0% 98.0% 100.0% Book Value of Common Equity (12/31/15) Liquidation Costs of Assets and Liabilities, excluding ATLAS assets Discount on ATLAS Assets Est. Liquidation Value before Adjustments / Expenses Transaction-Related Adjustments / Expenses Est. Net Liquidation Value (1)

AMY Financial Analysis Multiple of Book Value and Implied Equity Value Per Share HOULIHAN LOKEY 19 Estimated Net Liquidation Value (Equity Value Per Share) Common Merger Consideration Price / Book Value Multiple 0.8925x ? Reflects AMY financial analysis based on ARROW management?s estimated net liquidation value of AMY, pro forma for the transaction, given ARROW?s plan to liquidate AMY?s assets following closing Estimated Net Liquidation Value (Multiple of Book) Implied Common Merger Consideration Per Share $14.64 (2) (3) Price / Book Value Multiple Implied Equity Value Per Share (1) Source: Public filings, AMY preliminary Form 10-K, ARROW Management, SNL Financial, Capital IQ Note: Financial data as of December 31, 2015 (1) Based on AMY common book value per share of $16.40 at December 31, 2015 (subject to change as of the Pricing Date) (2) 0.8925x multiplied by $16.40 (subject to change as of the Pricing Date) (3) Based on ARROW?s February 25, 2016 closing price of $16.93 per share (compared to $16.75 assumed ARROW per share value), the Implied Common Merger Consideration Per Share of AMY would be $14.71) 0.8915x 0.9267x 0.8500x 0.8750x 0.9000x 0.9250x 0.9500x 0.9750x Multiple of Book (x) $14.62 $15.20 $14.00 $14.40 $14.80 $15.20 $15.60 $16.00 Equity Value Per Share ($) AMY Financial Analysis

ARROW Financial Analysis

0 2,000 4,000 6,000 8,000 10,000 $14.00 $16.00 $18.00 $20.00 Feb-13 May-13 Aug-13 Nov-13 Feb-14 May-14 Aug-14 Nov-14 Feb-15 May-15 Aug-15 Nov-15 Feb-16 Volume (000s) Closing Stock Price ($) Historical ARROW Trading Data Overview ARROW Financial Analysis HOULIHAN LOKEY 21 ARROW Stock Price Source: ARROW public filings, SNL Financial, Capital IQ Note: Market data as of February 25, 2016 $16.93 Current (02-25-2016) $16.93 Stock Price 3-Year 1-Year 30-Day High (intraday) $18.28 $18.25 $16.99 Mean 16.63 16.84 15.93 Low (intraday) 12.92 12.92 15.03 Avg. Daily Volume 415,826 550,379 586,102

9.0% 10.0% 11.0% 12.0% 13.0% 14.0% 0.86x 0.90x 0.94x 0.98x 1.02x 1.06x 1.10x 9.0% ARROW Historical Trading Data Overview (cont) ARROW Financial Analysis HOULIHAN LOKEY 22 ARROW LTM Dividend Yield (%) (2) ARROW LTM Price / Book Value (1) 1.04x 10.9% Source: ARROW public filings, SNL Financial, Capital IQ Note: Financial data as of December 31, 2015; market data as of February 25, 2016 (1) Closing price / reported common book value per share (2) Latest dividend per share annualized / last closing price Current Price / Book (02-25-2016) 1.04x Price / Book 3-Year 1-Year High (intraday) 1.12x 1.12x Mean 1.02 1.03 Low (intraday) 0.79 0.79 Current Div. Yield (02-25-2016) 10.9% Dividend Yield 3-Year 1-Year High 12.2% 12.2% Mean 10.0% 10.6% Low 8.8% 10.0%

10.9% 10.4% 9.9% 9.5% 10.9% 13.3% 9.4% 10.0% 0.0% 5.0% 10.0% 15.0% 20.0% ARROW STWD BXMT CLNY LADR CYS ABR ACRE 1.04x 1.05x 0.94x 0.84x 0.78x 0.84x 0.69x 0.70x 0.00x 0.50x 1.00x 1.50x ARROW STWD BXMT CLNY LADR CYS ABR ACRE Price / Book and Dividend Yields Selected Commercial Mortgage REITs ARROW Financial Analysis HOULIHAN LOKEY 23 Price / Book Value (1) Tier 1 Tier 2 Tier 1 Tier 2 Dividend Yield (2) Source: Public filings, SNL Financial, Capital IQ Note: Financial data as of most recent date publicly available; market data as of February 25, 2016 (1) Price per share / most recent reported common book value per share (2) Latest dividend per share annualized / last closing price Averages Tier 1 1.00x Tier 1 & 2 0.84x Averages Tier 1 10.2% Tier 1 & 2 10.5%

Selected Research Analyst Estimates ARROW Financial Analysis HOULIHAN LOKEY 24 Selected Research Analyst ARROW Ratings and Price Per Share Targets (1) Source: Thomson One Note: ?NA? means not publicly available (1) Reflects 2016E expected diluted shares outstanding (2) Operating income is either defined as ?Core Income? or ?Operating Income? in research analyst reports and is adjusted for selected non-cash charges 2016E Analyst Date of Report Opening Price on Date of Report View Target Price Per Share Operating Income Per Share (2) Dividends Per Share Common Book Value Per Share Richard Shane J.P. Morgan Securities 2/17/2016 $15.84 Neutral $15.00 $2.00 NA $16.46 Ross L. Smotrich Barclays Research 2/16/2016 15.54 Neutral 17.00 1.99 $1.88 16.44 Steven C. DeLaney JMP Securities 2/12/2016 15.36 Outperform 17.00 2.10 1.84 16.32 Jason Arnold, CFA RBC Capital Markets 2/11/2016 15.62 Outperform 18.00 2.14 1.88 16.62 Low $15.36 $15.00 $1.99 $1.84 $16.32 Mean 15.59 16.75 2.06 1.87 16.46 Median 15.58 17.00 2.05 1.88 16.45 High 15.84 18.00 2.14 1.88 16.62

Potential Pro Forma Financial Impact

Potential Pro Forma Financial Impact

Illustrative Pro Forma Balance Sheet

- For illustrative purposes, set forth below is ARROW's pro forma balance sheet reflecting the forward purchase agreement with ATLAS, acquisition financing, and acquisition of AMY followed by the post-closing liquidation of the remaining residential assets
- The transaction results in approximately $397 million of additional common and preferred capital raised [(1)]

Illustrative	Simultaneous Upon Closing							Post-Closing	
	ARROW			Acquisition of AMY					
$ millions	1 Reported 12/31/2015	2 ATLAS Acquisition Financing	3 Pro Forma ARROW #1	4 ARROW Acquired Assets & Liabilities	5 Cash & Equity Consideration	6 ATLAS Proposed Purchase of Select Non-Agency	7 Pro Forma ARROW #2	8 Liquidation of AMY Net Assets	9 Pro Forma ARROW #3
Total cash	$97.5	$200.0	$297.5	$203.8	($241.8)	$42.4	$302.0	$201.2	$503.2
AMY Investments									
Residential mortgage-backed securities				3,061.6		(1,197.2)	1,864.4	(1,864.4)	-
SBO IOs				2.9		-	2.9	(2.9)	-
SBCMBS				64.6		(64.6)	-	-	-
STACR				47.2		-	47.2	(47.2)	-
CAS				51.4		-	51.4	(51.4)	-
Securitized mortgage loans				167.6			167.6	(167.6)	-
Seller financing				45.2		-	45.2	(45.2)	-
Existing ARROW Investments									
Other investment securities	646.3		646.3				646.3		646.3
Loans	1,925.7		1,925.7				1,925.7		1,925.7
Other investments	22.6		22.6				22.6		22.6
Total investments	**$2,594.6**	**$0.0**	**$2,594.6**	**$3,440.6**	**$0.0**	**($1,261.8)**	**$4,773.4**	**($2,178.8)**	**$2,594.6**
Purchase accounting adjustment [(2)]				(56.2)		7.3	(48.9)	48.9	0.0
Other assets	27.8		27.8	18.6			46.4	(18.6)	27.8
Total assets	**$2,719.9**	**$200.0**	**$2,919.9**	**$3,606.9**	**($241.8)**	**($1,212.2)**	**$5,072.9**	**($1,947.3)**	**$3,125.6**
Borrowings under repurchase agreements	$925.8		$925.8	$2,898.3		($1,012.2)	$2,811.9	($1,886.1)	$925.8
Acquisition financing		200.0	200.0			(200.0)	-		-
Convertible notes	248.2		248.2				248.2		248.2
Other borrowings	118.2		118.2	19.0			137.2	(19.0)	118.2
Other liabilities	52.4		52.4	50.9			103.2	(50.9)	52.4
Total liabilities	**$1,344.5**	**$200.0**	**$1,544.5**	**$2,968.2**	**$0.0**	**($1,212.2)**	**$3,300.5**	**($1,956.0)**	**$1,344.5**
Preferred stock [(3)]	286.3		286.3		172.5		458.8		458.8
Common equity	1,089.2		1,089.2		224.5		1,313.6	8.7	1,322.3
Total equity	**$1,375.4**	**$0.0**	**$1,375.4**	**$0.0**	**$397.0**	**$0.0**	**$1,772.4**	**$8.7**	**$1,781.0**
Total liabilities and equity	**$2,719.9**	**$200.0**	**$2,919.9**	**$2,968.2**	**$397.0**	**($1,212.2)**	**$5,072.9**	**($1,947.3)**	**$3,125.6**
Equity / assets	50.6%		47.1%				34.9%		57.0%
Shares Outstanding	67.2		67.2		13.4		80.6		80.6
BVPS	$16.21		$16.21				$16.30		$16.41
Accretion / (Dilution)							*0.6%*		*1.2%*

Source: AMY preliminary Form 10-K, ARROW preliminary Form 10-K

Note: Financial data as of December 31, 2015

(1) *Assumes AMY acquired at 0.8925x of common book value and net assets liquidated, after transaction expenses, at 0.9091x of common book value (midpoint of ARROW management estimated liquidation values), unless otherwise stated; transaction expenses include liquidation haircuts and other transaction related costs*

(2) *Accounts for differences in fair value from December 31, 2015 and illustrative transaction terms*

(3) *Assumes existing AMY preferred stock is assumed by ARROW*

HOULIHAN LOKEY | 26

Potential Pro Forma Financial Impact

Illustrative Pro Forma Sensitivities

Part I

- Illustrative common book value per share accretion / (dilution) estimates based on a range of potential liquidation scenarios

Illustrative common book value per share accretion / (dilution) (%)

		0.8925x
Illustrative AMY net realized liquidation value (% of book value) [2]	82.50%	(2.1%)
	85.00%	(1.1%)
	89.15%	0.5%
	89.25%	0.6%
	90.91%	1.2%
	92.67%	1.9%

Part II

- The implied cost of the capital raise (preferred and common equity) is also sensitized against certain liquidation variables
  - Negative percentages reflect an expense and positive percentages reflect a gain

Illustrative gain (loss) / capital raised (%) [3]

		0.8925x
Illustrative AMY net realized liquidation value (% of book value) [2]	82.50%	(8.9%)
	85.00%	(5.6%)
	89.15%	(0.1%)
	89.25%	0.0%
	90.91%	2.2%
	92.67%	4.5%

Illustrative gain (loss) ($mm)

		0.8925x
Illustrative AMY net realized liquidation value (% of book value) [2]	82.50%	($35.3)
	85.00%	($22.2)
	89.15%	($0.5)
	89.25%	$0.0
	90.91%	$8.7
	92.67%	$17.9

Source: AMY preliminary Form 10-K, ARROW preliminary Form 10-K
Note: Financial data as of December 31, 2015, unless otherwise noted; assumes 13.4 million shares of ARROW common stock issued in transaction
(1) Assumes ARROW common stock issued at $16.75 per common share and ARROW assumes AMY preferred stock at par value
(2) Net of transaction expenses and adjustments
(3) Based on $397mm total capital raise

HOULIHAN LOKEY | 27

Appendix Reference Materials

Summary of Certain Changes Since February 23, 2016 Preliminary Special Committee Discussion Materials Reference Materials HOULIHAN LOKEY 29 Source: SNL Financial, Capital IQ Note: Market data as of February 25, 2016 Note: ?n.a.? denotes not available Discussion Materials Date February 23, 2016 February 25, 2016 Pricing Date February 19, 2016 February 25, 2016 AMY ARROW AMY ARROW Market Data Stock Price Per Share $9.93 $16.24 $10.14 $16.93 Price to Book Value Per Common Share (12/31/15) 0.61x 1.00x 0.62x 1.04x Common Merger Consideration Multiple of Book Value 0.8775x 0.8925x Implied Common Merger Consideration Per Share ($) $14.39 $14.64 Implied Premium to Last Close 44.9% 44.3% Value Per Share of ARROW Stock in Consideration $16.21 $16.75 Sources ARROW Common Stock $211 $224 Acquisition Financing 200 200 Excess Cash 48 42 Total Sources $458 $466 Transaction Pro Forma Shares of ARROW Issued (mm) 13.0 13.4 ARROW Pro Forma Common Shares Outstanding (mm) 80.2 80.6 Total Preferred and Common Capital Raised $383 $397 Potential Pro Forma Financial Impact Implied Arrow Book Value Per Share (at Midpoint) $16.41 $16.41 Break-up Fees During Go-Shop Period n.a. $7.5 After Go-Shop Period n.a. $12.0

Reference Materials Implied Premium HOULIHAN LOKEY 30 Source: SNL Financial, Capital IQ Note: Market data as of February 25, 2016 (1) Based on 0.8925x AMY common book value per share of $16.40 at December 31, 2015 (subject to change as of the Pricing Date) AMY Common Stock Trading Ranges and Respective Implied Offer Premiums (1) Selected AMY Trading Ranges Volume Weighted Average Price ($ per share) Implied Premium (%) High Intraday Stock Price ($ per share) Implied Premium (%) Low Intraday Stock Price ($ per share) Implied Premium (%) 7-Day $10.02 46.0% 30-Day 10.25 42.9% 90-Day 11.34 29.0% 180-Day 12.27 19.2% 14.11 3.7% 9.57 52.9% Implied Offer Price $14.64

0.55x 0.60x 0.65x 0.70x 0.75x 0.80x 0.85x 0.90x 0.95x 1.00x Trading Ratio AMY / ARROW Historical Relative Trading Ratios Reference Materials HOULIHAN LOKEY 31 AMY / ARROW Trading Ratio since December 31, 2014 0.599x Source: Public filings, SNL Financial, Capital IQ Note: Market data as of February 25, 2016 AMY / ARROW Trading Ratio 2/25/2016 0.60x 2/23/2016 0.61x 2/5/2016 0.67x 1/20/2016 0.68x 1/8/2016 0.72x 12/31/2015 0.69x Average 0.84x High 0.98x Low 0.60x

Selected Commercial Mortgage REITs ARROW Reference Materials HOULIHAN LOKEY 32 Source: Public filings, SNL financial, Capital IQ Note: Financial data as of most recent date publicly available; market data as of February 25, 2016 As of February 25, 2016 (Dollars in millions, except per share data) P / Book Ticker Closing Stock Price Market Capitalization % of 52-week high Dividend Yield (%) Total Tang. ARROW $16.93 $1,137.6 92.8% 10.9% 1.04x 1.04x Starwood Property Trust, Inc. STWD $18.45 $4,373.2 74.4% 10.4% 1.05x 1.14x Blackstone Mortgage Trust, Inc. BXMT 25.02 2,350.1 78.7 9.9 0.94 0.94 High 78.7% 10.4% 1.05x 1.14x Mean 76.6 10.2 1.00 1.04 Median 76.6 10.2 1.00 1.04 Low 74.4 9.9 0.94 0.94 Colony Capital, Inc. CLNY $16.88 $1,894.6 62.4% 9.5% 0.84x 1.47x CYS Investments, Inc. CYS 7.84 1,189.8 84.3 13.3 0.84 0.84 Ladder Capital Corp LADR 10.69 1,168.9 55.6 10.9 0.78 0.84 Arbor Realty Trust, Inc. ABR 6.41 326.7 87.2 9.4 0.69 0.69 Ares Commercial Real Estate Corporation ACRE 10.03 287.0 76.1 10.0 0.70 0.70 High 87.2% 13.3% 1.05x 1.47x Mean 74.1 10.5 0.84 0.95 Median 76.1 10.0 0.84 0.84 Low 55.6 9.4 0.69 0.69

$12.00 $13.00 $14.00 $15.00 $16.00 $17.00 $18.00 $19.00 $20.00 Sep-09 May-10 Jan-11 Sep-11 May-12 Jan-13 Sep-13 May-14 Jan-15 Sep-15 ARROW Historical Capital Raise Activity HOULIHAN LOKEY 33 A B C D E F G I H A B C D E F G H I September 22, 2010 Common Equity 6.9 million shares $15.12/sh (net) June 29, 2011 Common Equity 3.0 million shares $16.06/sh (net) August 1, 2012 Preferred Equity 3.45 million shares $24.13/sh (net) 8.625% fixed October 9, 2012 Common Equity 7.4 million shares $16.77/sh (net) March 11, 2013 Common Equity 8.05 million shares $16.86/sh (net) May 6, 2014 Common Equity 9.7 million shares $16.32/sh (net) March 3, 2015 Common Equity 11.5 million shares $16.79/sh (net) September 21, 2015 Preferred Equity 8.0 million shares $24.71/sh (net) 8% fixed-tofloating September 21, 2015 Common Equity 8.824 million shares $17.00/sh (net) After Fees & Expenses Underwriting Discount (%) 4.75% 1.98% 3.15% 3.50% 3.92% 3.31% 3.44% NA NA Net Price / Book 0.82x 0.97x 0.97x 1.01x 1.03x 1.01x 1.03x 0.99x 1.04x Deal Size ($mm) $105 $49 $83 $124 $149 $159 $193 $198 $150 A B C D E F G H I Source: ARROW Management, for reference purposes only Note: NA means not applicable Reference Materials

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